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Exhibit 3.9

ARTICLES OF INCORPORATION
OF
MRS. FIELDS COOKIES AUSTRALIA

        We, the undersigned natural persons of the age of twenty-one years or more, acting as incorporators of a corporation under the Utah Business Corporation Act, adopt the following Articles of Incorporation for such corporation:

ARTICLE I

        The name of the corporation is MRS. FIELDS COOKIES AUSTRALIA.

ARTICLE II
DURATION

        The corporation shall exist perpetually or until dissolved according to law.

ARTICLE III
PURPOSES

        The purposes for which the corporation is organized are:

  (a)
  To engage in and carryon a retail cookie business, including manufacturing and dealing in all products related thereto;

  (b)
  To purchase, acquire, own, hold, lease, mortgage, encumber, sell and dispose of any and all kinds and character of real, personal and mixed property (the foregoing particular enumeration in no sense being used by way of exclusion or limitation) and while the owner thereof, to exercise all the rights powers and privileges of ownership, including, in the case of stocks and shares, the right to vote thereon.

  (c)
  To enter into, make and perform contracts of every kind and description, to borrow and lend money, with or without security, and to endorse or otherwise guarantee the obligations of others.

  (d)
  To act as principal or agent for others and receive compensation for all services which it may render in the performance of the duties of an agency character.

  (e)
  To purchase, hold, sell and transfer the shares of its own capital stock.

  (f)
  To engage in the general business of investing, on behalf of itself and others, any part of its capital and such additional funds as it may obtain, or any interest thereon, either as tenant in common or otherwise, and to sell or otherwise dispose of the same, or any part thereof, or any interest therein.

  (g)
  To conduct researches, investigations and examinations of businesses and enterprises of every kind and description, both within and without the State of Utah.

  (h)
  To engage in any and all other lawful purposes, activities and pursuits presently or hereafter allowed by law, whether similar or dissimilar to the foregoing.

  (i)
  To engage in any and all business activities and pursuits which may be reasonably related to the foregoing purposes.

ARTICLE IV
CAPITALIZATION

        The aggregate number of shares which the corporation shall have the authority to issue is Fifty Thousand (50,000) shares of Common Stock having a par value of One Dollar ($1.00) per share. All voting rights of the corporation shall be exercised by the holders of the Common Stock, with each share of Common Stock being entitled to one vote. All shares of Common Stock shall have equal rights in the event of dissolution or final liquidation.

ARTICLE V
PAID-IN CAPITAL

        The corporation will not commence business until consideration of the value of at least one thousand dollars has been received for the issuance of shares.

ARTICLE VI
BYLAWS

        Provisions for the regulation of the internal affairs of the corporation shall be set forth in the Bylaws. Changes in the Bylaws can only be made upon the approval of not less than three-fourths of the then issued and outstanding capital stock of the corporation.

ARTICLE VII
PREEMPTIVE RIGHTS

        No holder of shares of the capital stock of any class of the corporation shall have any preemptive or preferential rights of subscription to any shares of any class of stock of the corporation, whether now or hereafter authorized, or to any obligations convertible into stock of the corporation, issued or sold. The term "obligations convertible into stock of the corporation" as used herein shall include any notes, bonds or other evidences of indebtedness to which are attached or with which are issued warrants or other rights to purchase stock of the corporation.

ARTICLE VIII
REGISTERED OFFICE AND AGENT

        The address of the initial office of the corporation is 1500 Kearns Blvd., Suite F-200, Park City, Utah 84060, and the name and address of its initial registered agent is Robert K. Rogers, 50 South Main Street, Suite 1600, P.O. Box 3400, Salt Lake City, Utah 84110-3400.

ARTICLE IX
DIRECTORS

        The number of directors which shall constitute the Board of Directors of the corporation may vary from three (3) to nine (9) directors as prescribed by the Bylaws. The number of directors constituting the initial Board of Directors of the corporation shall be three (3) and the names and addresses of the persons who are to serve as directors until the first meeting of the shareholders or until their successors are elected and shall qualify are:

  NAME AND ADDRESS
  Randall K. Fields 1500 Kearns Blvd., Suite F-200
  Park City, Utah 84060

  Debra J. Fields 1500 Kearns Blvd., Suite F-200
  Park City, Utah 84060

  Kerry G. Judd 1500 Kearns Blvd., Suite F-200
  Park City, Utah 84060

ARTICLE X
AMENDMENT TO ARTICLES

        These Articles may be amended only upon the approval of not less than three-fourths of the then issued and outstanding capital stock of the corporation.

ARTICLE XI
INCORPORATORS

        The name and address of each incorporator is:

  NAME AND ADDRESS
  Robert K. Rogers Suite 1600, 50 South Main
  Salt Lake City, Utah 84144

  John N. Owens Suite 1600, 50 South Main
  Salt Lake City, Utah 84144

  Elizabeth A. Whitsett Suite 1600, 50 South Main
  Salt Lake City, Utah 84144

DATED this 22nd day of June, 1983

STATE OF UTAH	)
	:	ss.
COUNTY OF SALT LAKE	)

        On the 22nd day of June, 1983, personally appeared before me Robert K. Rogers, John N. Owens and Elizabeth A. Whitsett, who, being by me duly sworn, declared that they are the persons who signed the within and foregoing Articles of Incorporation as incorporators, and that the statements contained therein are true.

NOTARY PUBLIC
Residing at Salt Lake City, Utah
My Commission Expires:

062383

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ARTICLES OF INCORPORATION OF MRS. FIELDS COOKIES AUSTRALIA